Exhibit 5

INTERNAL REVENUE SERVICE	DEPARTMENT OF THE TREASURY
PO BOX 2508
CINCINNATI, OH 45201	Employer Identification Number: 13-2595722
DLN: 17007066065032
Date:	Person to Contact: LORI A. RIDER ID#11176
Contact Telephone Number: (877) 829-5500
CHUBB CORPORATION	Plan Name: CAPITAL ACCUMULATION PLAN CHUBB
P.O. BOX 1615, 15 MOUNTAIN VIEW ROAD	CORP CHUBB & SON INC PARTICIPATING
WARREN, NJ 07061	Plan Number: 002

Dear Applicant:

We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondences with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter.

Continued qualification of the plan under its present form will depend on its effect in operation. See section 1.401-1(b)(3) of the Income Tax Regulations. We will review the status of the plan in operation periodically.

The enclosed publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provides examples of the effect of a plan’s operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication 794.

This letter only relates to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

This determination is subject to your adoption of the proposed amendments submitted in your letter dated March 14, 2003. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

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This plan satisfies the requirements of Code section 4975(e)(7).

This letter considers the changes in qualification requirements made by the Uruguay Round Agreements Act, Pub.L. 103-465, the Small Business Job Protection Act of 1996, Pub. L 104-188, the Uniformed Services Employment and Reemployment Rights Act of 1994, Pub. L 103-353, the Taxpayers Relief Act of 1997, Pub. L. 105-34, the Internal Revenue Service Restructuring and Reform Act of 1998, Pub. L. 105-206, and the Community Renewal Tax Relief Act of 2000, Pub. L. 106-554.

This letter may not be relied on with respect to whether the plan satisfies the requirements of section 401(a) of the Code, as amended by the Economic Growth and Tax Relief Reconciliation Act of 2001, Pub. L. 107-16.

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